EXHIBIT 10.2

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

FIFTH AMENDMENT TO DRUG DISCOVERY COLLABORATION AGREEMENT

THIS AMENDMENT NO. 5 (“Fifth Amendment”), effective as of September 1, 2008 (“Amendment Date”), is entered into by and between Genentech, Inc., a Delaware corporation, having a principal place of business at 1 DNA Way, South San Francisco, California 94080 (“Genentech”) and Array BioPharma Inc., a Delaware corporation, having a principal place of business at 3200 Walnut Street, Boulder, Colorado 80301 (“Array”), (collectively, the “Parties” or individually, a “Party”).

WHEREAS, Genentech and Array entered into a Drug Discovery Collaboration Agreement, effective as of December 22, 2003, which was subsequently modified by a Letter Agreement, dated October 11, 2004, and amended by a First Amendment, dated May 20, 2005, a Second Amendment, dated October 1, 2005, a Third Amendment, dated April 2, 2007 and a Fourth Amendment, dated July 25, 2008 (collectively, the “Agreement”).

WHEREAS, the Parties desire to amend the Agreement as set forth below.

NOW, THEREFORE, the Parties agree as follows:

1.             This Fifth Amendment hereby amends and revises the Agreement to incorporate the terms and conditions set forth in this Fifth Amendment.  The relationship of the Parties shall continue to be governed by the terms of the Agreement, as amended.

2.                                       All capitalized terms used in this Fifth Amendment shall have the meanings defined in the Agreement unless otherwise defined herein.

3.                                       Article 1 is hereby amended by adding the following definitions in alphabetical order:

•                  [ * ]

•                  [ * ]

4.                                       Prior to the Amendment Date (in accordance with the Fourth Amendment), there were four (4) Collaboration Targets ([ * ], [ * ], [ * ] and [ * ]) and Array was devoting, and Genentech was paying for, [ * ] to perform activities under the Research Plan.  Notwithstanding anything to the contrary in the Agreement:

(a)          as of the Amendment Date, [ * ] is hereby included as an additional Collaboration Target, and the JRC shall promptly amend the Research Plan to include the following with respect to [ * ]: (i) research activities and (ii) the applicable in vitro biochemical and cell-based pharmacodynamic assays (as described in the definitions of “Collaboration Compound” and “Compound” in the Third Amendment);

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)         all [ * ] shall continue to be allocated as determined by the JRC (including that, at any given time, there may not be any research activities with respect to a given Collaboration Target (e.g., c-Met) in the Research Plan);

(c)          as of the Amendment Date, the number of [ * ] is hereby increased by [ * ] (i.e., for a total of [ * ]);

(d)         at any time(s) during the Research Term, the JRC has the right, with the agreement of both Parties, to further increase the number of [ * ] by up to an additional [ * ] (i.e., for a maximum total of [ * ]); and

(e)          at any time(s) during the Research Term, Genentech shall have the right to reduce the number of [ * ], upon three (3) months written notice to Array, provided that no such reduction(s) shall (i) be effective prior to [ * ] or (ii) result in fewer than [ * ] during the period from [ * ] through the remainder of the Research Term.

5.             Section 6.1 of the Agreement is hereby amended by adding the following sentence to the end of the Section:

“In consideration of certain provisions of the Fifth Amendment, Genentech shall pay to Array a [ * ], which amount shall be non-refundable and non-creditable against any other amounts due Array under this Agreement.”

6.             Section 6.2(a) of the Agreement (which was previously amended in the Second Amendment) is hereby amended and replaced in its entirety as follows:

“(a)         [ * ]

7.             The first paragraph of Section 6.3(a) is hereby amended and replaced in its entirety as follows:

“(a)         Milestone Schedule.  For purposes of this Section 6.3(a), the table set forth following this paragraph is referred to as the “Milestone Table.”  Within [ * ] following the first achievement of a given milestone event (set forth in the Milestone Table) by any Licensed Product with respect to a particular Collaboration Target, Genentech shall pay to Array the corresponding milestone payment (each payment, a “Development Milestone Payment”).  By way of example only, if a given milestone event is achieved by more than one Licensed Product for the AKT Collaboration Target, the corresponding Development Milestone Payment shall only be due for the first such Licensed Product for [ * ], regardless of whether a second Licensed Product for the [ * ] Collaboration Target subsequently achieves such milestone event (e.g., if the development or commercialization of the first such Licensed Product is discontinued at any time after it achieves such milestone event).  Notwithstanding the payment amounts set forth in the Milestone Table, solely with

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

respect to the [ * ] Collaboration Target, the Development Milestone Payments shall be two hundred percent (200%) of such payment amounts.”

8.             This Fifth Amendment and the Agreement constitute the entire agreement between the Parties in connection with the subject matter of this Fifth Amendment.  The Agreement, as herein amended, is and remains in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Fifth Amendment to be executed by their respective duly authorized representatives as set forth below.

GENENTECH, INC.		ARRAY BIOPHARMA INC.

By:	/s/ David Ebersman	By:	/s/ David Snitman

Name:	David Ebersman	Name:	David Snitman

Title:	EVP and CFO	Title:	COO and VP of Business Development